FIRST MODIFICATION OF CREDIT AGREEMENT

This First Modification of Credit Agreement ("First Modification") is made and entered into on May 18, 2005, and effective as of May 19, 2005, by and between Indianapolis Power & Light Company, an Indiana corporation ("Borrower"), The Huntington National Bank, a national banking association in its capacity as contractual representative for itself and the other Lenders (the "Agent"), and the Lenders shown on the execution pages of this First Modification (the "Lenders"):

RECITALS

WHEREAS, on May 20, 2004, Borrower executed that certain Credit Agreement in favor of the Lenders identified therein, and Agent, pursuant to which Lenders agreed to extend certain credit facilities to Borrower (hereinafter the "Credit Agreement");

WHEREAS, pursuant to the Credit Agreement, Lenders extended certain Loans to Borrower consisting of Revolving Loans in the aggregate amount of Forty-Five Million Dollars ($45,000,000.00) and a Swing Line Loan of Ten Million Dollars ($10,000,000.00);

WHEREAS, to evidence the Revolving Loans, Borrower executed the Revolving Notes in favor of the Lenders in the amount of their respective Revolving Loan Commitments, and the Swing Line Note in favor of the Swing Line Bank;

WHEREAS, the Notes mature on May 19, 2005, and Borrower has requested that the maturity of the Notes be extended, and that certain modifications be made to the terms and covenants of the Credit Agreement;

WHEREAS, Lenders have agreed to the extension of the maturity of the Notes and the additional amendments to the Credit Agreement pursuant to the terms of this First Modification;

NOW THEREFORE, in consideration of the foregoing recitals, and the mutual agreements contained herein and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement is modified and amended as follows.

  Accuracy Of Recitals. Borrower acknowledges the accuracy of the Recitals, stated above.

  Definitions. Unless otherwise specifically defined herein, capitalized terms shall have the respective meanings ascribed to them in the Recitals or the Credit Agreement.

  Modification Of Credit Agreement Definitions. The definitions in the Agreement, including those specifically found in Article I, Section 1.1, captioned "Definitions," are amended as follows:

    Agreement. The definition of "Agreement" means the Credit Agreement, as amended by this First Modification.

    IURC Order. The definition of "IURC Order" is amended to read as follows:

    "IURC Order" shall mean the Order issued by the Indiana Utility Regulatory Commission on February 12, 2003 in connection with Cause No. 42292, as such Order may be amended, supplemented, or replaced by a subsequent order."

    Maturity Date. The definition of "Maturity Date" is amended by replacing the reference to "May 19, 2005" with "May 18, 2006."

    Permitted Short-Term Indebtedness. A new definition of "Permitted Short-Term Indebtedness" is hereby added as follows:

  "'Permitted Short-Term Indebtedness' means Indebtedness incurred by Borrower in the form of unsecured loan(s) with a principal amount not exceeding Fifty Million Dollars ($50,000,000.00) at any one time, a maturity equal to or less than one (1) year, and terms substantially similar to the terms of this Credit Agreement; provided that (1) at the time of such incurrence no Event of Default or Unmatured Event of Default has occurred and is continuing or would result from such incurrence, including, without limitation, compliance on a pro forma basis by Borrower of the financial covenants contained in Article VIII, and (2) within three (3) Business Days of the time of such incurrence, Borrower shall provide Agent with written notice of its entering into such Indebtedness, which notice shall include a summary of the material terms and conditions thereof."

  Modification of Negative Covenants. The Credit Agreement is hereby further amended by modifying Article VI, Section 6.1 as follows:

    The word "and" is deleted from Section 6.1 (h);

    Section 6.1 (i) is amended to read as follows:

    "(i) any Permitted Refinancing Indebtedness; and"

    Section 6.1 is further amended by adding a new sub-section (j) as follows:

  "(j) any Permitted Short-Term Indebtedness."

  Modification of Schedules. Schedules 4.3, 5.10, 6.1 and 6.2 to the Credit Agreement are hereby amended and restated as set forth in Exhibit 3 to this First Modification.

  Conditions to Acceptance of First Modification. Agent's and Lenders' respective obligations under this First Modification are conditioned upon the satisfaction of the following conditions Borrower on or before the date of execution hereof (the "Modification Closing Date"):

    No Default. No Event of Default or Unmatured Event of Default has occurred or is continuing under the Credit Agreement.

    Loan Documents. The Borrower shall have executed and delivered to the Agent with sufficient copies for the Lenders all of the following documents (which shall be collectively deemed incorporated into the definition of "Loan Documents" in the Credit Agreement), all of which must be satisfactory to the Agent, the Lenders, the Agent's counsel and the Lender's counsel in form, substance and execution:

      First Modification. This First Modification duly executed by the Borrower.

      First Modification to Revolving Notes. A modification to each of the Revolving Notes duly executed by the Borrower substantially in the form of Exhibit 1 to this First Modification.

      First Modification to Swing Loan Note. A modification to the Swing Loan Note duly executed by the Borrower substantially in the form of Exhibit 2 to this First Modification.

    Capitalization, Etc. The corporate and capital structure of Borrower, the certificate or articles of incorporation and by-laws of Borrower, and the terms, conditions, amounts and holders of all equity, debt and other indebtedness, obligations and liabilities of each of them, shall be not unsatisfactory to the Lenders.

    Fees, Expenses, Etc. All reasonable fees and other compensation required to be paid to the Agent and the Lenders pursuant hereto or pursuant to any other written agreement on or prior to the Modification Closing Date, including any commitment or Agent fees, shall have been paid or received.

    Legal Opinions. The Agent shall have received, with an executed counterpart for each Lender, opinions addressed to the Agent and each Lender, dated the Modification Closing Date, of counsel to Borrower (which may be in-house corporate counsel of Borrower) as to such matters as may be requested by Agent and in form and substance satisfactory to Agent and its counsel.

    Additional Matters. The Agent shall have received such other certificates, opinions, documents and instruments as may be requested by any Lender. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to Agent and each Lender.

    Adverse Changes. No material adverse change in the financial condition or affairs of the Borrower, as determined in any Lender's sole and complete discretion, shall have occurred since December 31, 2004.

    Litigation. No litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers or shareholders since the Closing Date which in the discretion of the Agent or any Lender reasonably exercised, materially adversely affects the financial condition or continued operation of the Borrower.

    Representations and Warranties. The representations and warranties made by the Borrower in Article V of the Credit Agreement (other than Section 5.23), as the same are modified by this First Modification, shall be true and correct in all material respects on the Modification Closing Date as if made on and as of such date, both before and after giving effect to the Loans requested to be made on such date.

  Incorporation of this First Amendment. The Credit Agreement is modified to provide that it shall be an Event of Default if Borrower shall fail to comply with any of the covenants of Borrower in this First Modification or if any representation or warranty by Borrower herein is materially incomplete, incorrect, or misleading as of the date hereof.

  Modification of Loan Documents. Each of the Loan Documents not otherwise expressly modified herein are hereby deemed modified and amended in a manner consistent with the Credit Agreement, as amended by this First Modification, and any reference in the Loan Documents to any of the Loan Documents shall be a reference to such document as modified by this First Modification.

  Ratification Of Loan Documents. Borrower hereby ratifies and affirms the Credit Agreement and other Loan Documents, and except as modified herein shall remain in full force and effect according to the original terms thereof.

  Cooperation. Borrower shall execute, deliver, and provide to Agent such additional agreements, documents, and instruments as reasonably required by Lenders to effectuate the intent of this First Modification.

  Effective Date Of First Modification. Lenders shall not be bound by this First Modification until (i) Agent and all of the Lenders have executed and delivered this First Modification, and (ii) Borrower has performed all of its obligations under this First Modification to be performed prior to or contemporaneously with the execution and delivery of this First Modification.

  Integration, Entire Agreement, Change, Discharge, Termination, Or Waiver. The Loan Documents as modified herein contain the complete understanding and agreement of Borrower and Lenders with respect to the Loans and supersede all prior representations, warranties, agreement, arrangements, understandings, and negotiations. No provision of the Loan Documents as modified herein may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the parties thereto.

  Binding Effect. The Loan Documents as modified herein shall be binding upon and shall inure to the benefit of Borrower, Agent and Lenders and their successors and assigns and the executors, legal administrators, personal representatives, heirs, devisees, and beneficiaries of Borrower, provided, however, Borrower may not assign any of its right or delegate any of its obligation under the Loan Documents and any purported assignment or delegation shall be void.

  Choice Of Law. This First Modification shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to conflicts of law principles.

  Not A Novation. This First Modification is a modification only and not a novation. Except for the above quoted modifications, the Notes, the Credit Agreement, all other Loan Documents, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein and Borrower has no defenses, set-offs, claims, counterclaims or causes of action of any kind or nature with respect to any of the Loan Documents or the Indebtedness.

  Counterparts. This First Modification may be executed in two or more counterparts and when so executed each counterpart shall constitute an original of this First Modification which taken together shall be one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The foregoing First Modification of Credit Agreement is hereby agreed to and acknowledged by Borrower on the date set forth by the signature of its authorized officer, but effective as of May 19, 2005.

BORROWER:

INDIANAPOLIS POWER & LIGHT

COMPANY, an Indiana corporation

By:

Connie R. Horwitz, Treasurer

(printed name and title)

Date:________________________________

LENDERS' ACCEPTANCE

The foregoing First Modification of Credit Agreement is hereby agreed to and acknowledged by Lenders and Agent on the date set forth by their respective signatures, but effective as of May 19, 2005.

THE HUNTINGTON NATIONAL BANK, a

national banking corporation, as Agent, as Lender

and as Swing Line Bank

By:

(printed name and title)

Date:_______________________________

U.S. BANK NATIONAL ASSOCIATION, a

national banking association, as Lender

By:

(printed name and title)

Date:________________________________

FIFTH THIRD BANK (CENTRAL INDIANA), a Michigan banking corporation, as Lender

By:

(printed name and title)

Date:_________________________________

EXHIBIT 1

FIRST MODIFICATION TO REVOLVING NOTE

This Agreement is made and entered into effective as of May 19, 2005 ("Effective Date") by and between INDIANAPOLIS POWER & LIGHT COMPANY ("Borrower") and ____________ ("Lender").

WITNESSETH:

WHEREAS, on May 20, 2004, Borrower executed a promissory note to Lender in the original principal amount of ______________________ and 00/100ths Dollars ($___,000,000.00) (the "Revolving Note");

WHEREAS, said Revolving Note arises out of that certain Credit Agreement by and between Borrower, Lender and Agent, originally dated May 20, 2004, as the same may be amended or restated from time to time (the "Credit Agreement");

WHEREAS, as of the effective date of this First Modification to Revolving Note, Borrower, Lender and Agent are entering into a First Modification to Credit Agreement providing for amendments to the Credit Agreement, including an extension to the Maturity Date of the Revolving Note;

NOW THEREFORE, by mutual agreement of the parties and in mutual consideration of the agreements contained herein and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Revolving Note is modified as follows.

  ACCURACY OF RECITALS.

    Borrower acknowledges the accuracy of the Recitals, stated above.

  DEFINITIONS.

    Unless otherwise defined, all capitalized terms used in this First Modification to Revolving Note shall have the meanings given to them in the Credit Agreement, as amended.

  MODIFICATION OF REVOLVING NOTE.

    The maturity date of the Revolving Note is changed from May 19, 2005, to May 18, 2006.

  RATIFICATION OF LOAN DOCUMENTS AND COLLATERAL.

    Borrower ratifies and affirms the Loan Documents and acknowledges they shall remain in full force and effect as modified herein.

  EXECUTION AND DELIVERY OF AGREEMENT BY LENDER.

    Lender shall not be bound by this Agreement until (i) Lender has executed and delivered this First Modification to Revolving Note, (ii) Borrower has performed all of the obligations of Borrower under the Credit Agreement, as amended, to be performed prior to or contemporaneously with the execution and delivery of this First Modification to Revolving Credit Note, and (iii) Borrower has executed the First Modification to Revolving Note.

  COUNTERPART EXECUTION.

    This First Modification to Revolving Note may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signature pages may be detached from the counterparts and attached to a single copy of this First Modification to Revolving Note to physically form one document.

  NOT A NOVATION.

    This First Modification to Revolving Note is a modification only and not a novation. Except for the above quoted modifications, the Loan, the Loan Documents, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This First Modification to Revolving Note is to be considered attached to the Revolving Note and made a part thereof.

  INDIANAPOLIS POWER & LIGHT COMPANY,

  an Indiana corporation

  By:

  (printed name and title)

  [LENDER]

  By:

  (printed name and title)

  EXHIBIT 2

  FIRST MODIFICATION TO SWING LINE NOTE

  This Agreement is made and entered into effective as of May 19, 2005 ("Effective Date") by and between INDIANAPOLIS POWER & LIGHT COMPANY ("Borrower") and THE HUNTINGTON NATIONAL BANK, a national banking association ("Lender").

  WITNESSETH:

  WHEREAS, on May 20, 2004, Borrower executed a promissory note to Lender in the original principal amount of Ten Million and 00/100ths Dollars ($10,000,000.00) (the "Swing Line Note");

  WHEREAS, said Swing Line Note arises out of that certain Credit Agreement by and between Borrower, Lender and Agent, originally dated May 20, 2004, as the same may be amended or restated from time to time (the "Credit Agreement");

  WHEREAS, as of the effective date of this First Modification to Swing Line Note, Borrower, Lender and Agent are entering into a First Modification to Credit Agreement providing for amendments to the Credit Agreement, including an extension to the Maturity Date of the Swing Line Note;

  NOW THEREFORE, by mutual agreement of the parties and in mutual consideration of the agreements contained herein and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Swing Line Note is modified as follows.

  ACCURACY OF RECITALS.

    Borrower acknowledges the accuracy of the Recitals, stated above.

  DEFINITIONS.

    Unless otherwise defined, all capitalized terms used in this First Modification to Swing Line Note shall have the meanings given to them in the Credit Agreement, as amended.

  MODIFICATION OF SWING LINE NOTE.

    The maturity date of the Swing Line Note is changed from May 19, 2005, to May 18, 2006.

  RATIFICATION OF LOAN DOCUMENTS AND COLLATERAL.

    Borrower ratifies and affirms the Loan Documents and acknowledges they shall remain in full force and effect as modified herein.

  EXECUTION AND DELIVERY OF AGREEMENT BY LENDER.

    Lender shall not be bound by this Agreement until (i) Lender has executed and delivered this First Modification to Swing Line Note, (ii) Borrower has performed all of the obligations of Borrower under the Credit Agreement, as amended, to be performed prior to or contemporaneously with the execution and delivery of this First Modification to Swing Line Credit Note, and (iii) Borrower has executed the First Modification to Swing Line Note.

  COUNTERPART EXECUTION.

    This First Modification to Swing Line Note may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signature pages may be detached from the counterparts and attached to a single copy of this First Modification to Swing Line Note to physically form one document.

  NOT A NOVATION.

    This First Modification to Swing Line Note is a modification only and not a novation. Except for the above quoted modifications, the Loan, the Loan Documents, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This First Modification to Swing Line Note is to be considered attached to the Swing Line Note and made a part thereof.

INDIANAPOLIS POWER & LIGHT COMPANY,

an Indiana corporation

By:

(printed name and title)

THE HUNTINGTON NATIONAL BANK,

a national banking association

By:

(printed name and title)

Exhibit 3

SCHEDULE 4.3
TO
CREDIT AGREEMENT

Governmental Approvals and Filings

Order of the Federal Energy Regulatory Commission dated July 23, 2004, authorizing Indianapolis Power & Light Company to incur up to $500 million of short-term debt through July 29, 2006, with such short-term debt maturing on or before July 28, 2007.

(EXHIBIT 3 CONTINUED)

SCHEDULE 5.10
TO
CREDIT AGREEMENT

Litigation

Since May 2003, IPALCO, IPL, AES and certain former directors and officers of IPALCO and/or IPL received subpoenas from the Securities Division of the Indiana Secretary of State seeking information related to the acquisition of IPALCO by AES. IPALCO, IPL, AES and the individuals have produced various materials in response to the subpoenas and otherwise cooperated fully with the Secretary of State in connection with the inquiry. Since August 11, 2004, no further inquiries or other communications from the Secretary of State have been made concerning the matter.

In November 2002, IPL was sued in a Fair Labor Standards Act ("FLSA") collective action lawsuit filed in the U.S. District Court for the Southern District of Indiana. The complaint alleges that certain of IPL's current and former employees were not paid overtime pay at the rate required by the FLSA. We believe that IPL did not violate the FLSA.

Many years ago, IPL obtained, through purchases from several owners, a substantial tract of land as a potential site for a future power plant. IPL later determined it no longer intended to build a power plant on that land and sold it in 2004. In September 2004, a former owner of a parcel included within IPL's land sued IPL in Morgan County Superior Court in a purported class action to force IPL to pay any profit on the sale to the various former owners, as well as profits received from ground leases and timber sales. The plaintiff contended, in essence, that IPL obtained the various parcels through eminent domain or the threat of eminent domain and alleged violations of Indiana's eminent domain statute, conversion and unjust enrichment. IPL believes the suit is without merit. At this time discovery has not yet begun and the court has not certified a class.

As of March 31, 2005, IPL is a defendant in approximately 113 pending lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in IPL power plants. IPL has been named as a "premises defendant" in that IPL did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by IPL. IPL has insurance coverage for many of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote policies applicable to the period of time during which much of the exposure has been alleged.

In addition, we are involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management, based upon advice of counsel, believes that the final outcome will not have a material adverse effect on IPL's financial statements, results of operations or liquidity.

(EXHIBIT 3 CONTINUED)

SCHEDULE 6.1
TO
CREDIT AGREEMENT

Existing Indebtedness

IPL Commercial Paper Program - authority to issue up to $100 million

IPL Credit Agreement with LaSalle Bank -provides for a line of credit in the aggregate amount of $30 million and a liquidity facility in the aggregate amount of $40.6 million.

IPL Funding Corporation Receivables Sale Facility in the amount of $50 million with ABN AMRO, as agent

IPL First Mortgage Bonds:

April 30, 2005
Series Due (In Thousands)

8% October 2006 $ 58,800

7-3/8 % August 2007 80,000

6.30% July 2013 110,000

Variable Rate* January 2016 41,850

5.40%* August 2017 24,650

Variable Rate* October 2023 30,000

7.05% February 2024 100,000

6-5/8%* December 2024 40,000

5.75%* August 2021 40,000

5.90%* December 2024 20,000

5.95%* December 2029 30,000

5.95%** August 2030 17,350

6.60% January 2034 100,000

IPL Unsecured Notes

1995B* January 2023 40,000

6.375%* November 2029 20,000

* Notes are issued to the city of Petersburg, Indiana, by IPL to secure the loan of proceeds from various tax-exempt instruments issued by the city.

** Notes are issued to the Indiana Development Finance Authority (the "IDFA"), by IPL to secure the loan of proceeds from various tax-exempt instruments issued by the IDFA.

(EXHIBIT 3 CONTINUED)

SCHEDULE 6.2
TO
CREDIT AGREEMENT

Existing Liens

A first mortgage line upon virtually all currently owned and after-acquired real and personal property of Indianapolis Power & Light Company is granted by the Mortgage and Indenture of Trust dated as of May 1, 1940, as supplemented and amended, in favor of the holders of Indianapolis Power & Light Company's outstanding first mortgage bonds.

IPL First Mortgage Bonds:

April 30, 2005

Series Due (In Thousands)

6.05% February 2004 $ 80,000

8% October 2006 58,800

7-3/8% August 2007 80,000

Variable Rate* January 2016 41,850

5.40% August 2017 24,650

Variable Rate* October 2023 30,000

7.05% February 2024 100,000

6-5/8% December 2024 40,000

5.75% August 2021 40,000

5.90% December 2024 20,000

5.95% December 2029 30,000

5.95% August 2030 17,350

6.60% January 2034 100,000

Liens related to IPL Funding Corporation Receivable Sale Facility with ABN AMRO, as agent.

Additional liens as follows:
Secured Party and Address	Property covered by Financing Statement
BGM Equipment Company, Inc. 2012 Northwestern Parkway Louisville, KY 40203	One (1) Hyster Model H50XM Fork Lift Truck together with tires, wheels and all attachments and accessories. Serial #: D177B32087T
DeLage Landen Financial Services Corporation 1111 Old Eagle School Road Wayne, PA 19087

(2) 5930-50 (52) 5030-50M2 (38) 5030-502

(2) MEM2-10240 (6) DP2-FCD2 (4) DP2-SCD4

(2) DP2-RLD4 (#12998/1)

Equipment Location:

1230 West Morris Street, Indianapolis, IN 46221

Including but not limited to all replacements, parts, repairs and attachments, incorporated therein or affixed thereto, now owned or hereafter acquired.

Altec Capital Services, LLC 31 Inverness Center Parkway Suite 360-A Birmingham, AL 35242	[RL-20379-8] 2003 FORD F550 1 FDAX56F43EA93939 2003 FORD F550 1FDAX56F03EA93940
Altec Capital Services, LLC 31 Inverness Center Parkway Suite 360-A Birmingham, AL 35242	[RL-20379-7] SATURN S-45 S/N 77979910 MOUNTED ON 2002 INT'L 4300 4X2 VIN 1HTMMAAN42H371742
Altec Capital Services, LLC 31 Inverness Center Parkway Suite 360-A Birmingham, AL 35242	[RL-20379-8] 2003 FORD F550 1 FDAX56F43EA93939 2003 FORD F550 1FDAX56F03EA93940
Altec Capital Services, LLC 31 Inverness Center Parkway Suite 360-A Birmingham, AL 35242	VST-240-MHI DE020093 2003 FORD F550 1FDAF56F03EA64599
Altec Capital Services, LLC 31 Inverness Center Parkway Suite 360-A Birmingham, AL 35242	2003 CHEVY SILVERADO 10 1GCEC19Z83Z283624 2003 CHEVY SILVERADO 10 1GCEC19Z93Z282028 2003 CHEVY SILVERADO 10 1GCEC19ZX3Z282264 2003 CHEVY SILVERADO 10 1GCEC19Z13Z282640
Altec Capital Services, LLC 31 Inverness Center Parkway Suite 360-A Birmingham, AL 35242

2003 CHEVY PICKUP 1GCEK19Z23Z286294

2003 CHEVY PICKUP 1GCHK29U53E259122

2003 CHEVY PICKUP 1GCEK19Z53Z283650

2003 CHEVY PICKUP 1GCEK19Z33Z281623

2003 CHEVY PICKUP 1GCEK19Z73Z278529

2003 CHEVY PICKUP 1GCEK19Z03Z283412

Altec Capital Services, LLC 31 Inverness Center Parkway Suite 360-A Birmingham, AL 35242

AM55 0203DM0209 2003 INTERNATIONAL 4400 4X2 1HTMKAAN43H597139 AM55 0203DM0208 2003 INTERNATIONAL 4400 4X2 1HTMKAAN23H597138 AM55 0203DM0213 2003 INTERNATIONAL 4300 4X2 1HTMMAAR13H602715 AM55 0203DM0212 2003 INTERNATIONAL 4300 4X2 1HTMMAARX3H602714

Altec Capital Services, LLC 31 Inverness Center Parkway Suite 360-A Birmingham, AL 35242	ZB20032 B2003200530D CARELIFT ZOOM BOOM
Altec Capital Services, LLC 31 Inverness Center Parkway Suite 360-A Birmingham, AL 35242

L45A 0403DR0001 MOUNTED ON 2004 INTERNATIONAL 4300 L45A 0503DR0004 MOUNTED ON 2004 INTERNATIONAL 4300 L45A 0403DR0002 MOUNTED ON 2004 INTERNATIONAL 4300 L45A 0503DR0005 MOUNTED ON 2004 INTERNATIONAL 4300 L45A 0403DR0003 MOUNTED ON 2004 INTERNATIONAL 4300 L45A 0603DR0006 MOUNTED ON 2004 INTERNATIONAL 4300

Altec Capital Services, LLC 31 Inverness Center Parkway Suite 360-A Birmingham, AL 35242	ETC37IH 1202C72542 2003 FORD F550 1FDAF56F63EA65305
Altec Capital Services, LLC 31 Inverness Center Parkway Suite 360-A Birmingham, AL 35242	AM55 0702DM0121 2003 INTERNATIONAL 4400 (4X2) 1HTMKAAN13H570058 AM55 1002DM0167 2003 INTERNATIONAL 4400 (4X2) 1HTMKAAN83H570073
DeLage Landen Financial Services Corporation 1111 Old Eagle School Road Wayne, PA 19087

1 Symmetrix DMX1000-M2 With: 12 DMX2G10-1461 5 DMX2G10-1468 4 DMX- M5-2048 2 DMX2-FC8M0S 2 DMX2-00004 2 DMX-ACONSP-60 1 SYMMOD-US 1 TFSNAP-T08 1 CC- OIC-KIT 1 CC-STS-T8 1 CC-SM-SYM-T8 1 CC-SYMPK-T8 3 DMX-PWRMOD8 5 RML-ORACLE 4 RM- LOCAL-DP 1 RM-LOCAL-EN 1 PS-BAS-CDL 2 SRDF-T5 2 TF-T5 1 PS-CUS-DMBC 1 PS-ORACLE 1 Clariion DL700 With: 1 RACK-40U-C 5 DL-320-DAE 1 DL700-2GDAE 1 PW40U-C-RS 1 C- MODEM-US 1 DL-ENGINE 1 Symmetric DMX1000-M2 With: 11 DMX2G10-1464 12 DMX2G10-1461 4 DMX2G10-1462 4 DMX-M5-2048 2 DMX2-00004 2 DMX2-FC8M0S 2 DMX-ACLINE 2 DMX-ACONSP- 60 1 SYMMOD-US 1 SNAP-RUN-ZOS 1 CC-SYMPK-T9 1 CC-SM-SYM-T9 1 CC-STS-T9 1 CC-OIC-KIT 1 TFSNAP-T09 2 DMX-PWRMOD8 INCLUDING BUT NOT LIMITED TO ALL REPLACEMENTS, PARTS, REPAIRS AND ATTACHMENTS, INCORPORATED THEREIN OR AFFIXED THERETO, NOW OWNED OR HEREAFTER ACQUIRED.